Press Release:
Atlantic Capital Bancshares Announces Sale of Seven Tennessee Branches
ATLANTA, GA (December 17, 2015) - Atlantic Capital Bancshares, Inc. (“Atlantic Capital”) (NASDAQ: ACBI), holding company for Atlantic Capital Bank, N.A. (the “Bank”), announced today that the Bank has entered into two definitive agreements for the sale of seven branches in the Bank’s Tennessee market. The first agreement is with First Freedom Bank pursuant to which the Bank has agreed to sell approximately $116 million in customer deposits and approximately $31 million in loans and other assets, including three branches located in Algood, Cookeville and Gainesboro, Tennessee. The second agreement is with Athens Federal Community Bank, N.A., pursuant to which the Bank has agreed to sell approximately $104 million in customer deposits and approximately $15 million in loans and other assets, including four branches in Athens, Lenoir City, Madisonville and Sweetwater, Tennessee.
According to Atlantic Capital’s President and Chief Operating Officer, Michael Kramer, “These transactions will help us to complete the transition we started four years ago; moving FSGBank from a traditional community bank to a business and commercial client-focused community bank.   Both Athens Federal and First Freedom are community-focused and bring a great understanding and knowledge of these markets to FSG’s customer base.  Our customers have come to expect a ‘hands-on, high touch’ approach, and we are confident both of these banks will deliver that same level of customer service to these markets.”
“These changes better position Atlantic Capital to continue to focus on our strategic objective of becoming a premier southeast regional corporate, business and private bank”, said Douglas Williams, Chief Executive Officer of Atlantic Capital.
Subject to customary closing conditions, including the receipt of all necessary regulatory approvals, the transactions are expected to be completed during the spring of 2016. Detailed information will be provided soon to all impacted customers.
Troutman Sanders LLP provided legal counsel to Atlantic Capital, while Banks Street Partners, LLC served as its financial advisor. Butler Snow LLP provided legal counsel to First Freedom, and Luse Gorman, PC provided legal counsel to Athens Federal. Olsen Palmer LLC served as financial advisor to both buyers.

About Atlantic Capital Bancshares, Inc.
Atlantic Capital Bancshares, Inc., with assets of $2.6 billion, is a publicly-traded bank holding company headquartered in Atlanta, Georgia with corporate offices in Chattanooga and Knoxville, Tennessee. Operating under the “Atlantic Capital” brand in Atlanta and “FSGBank” brand in east Tennessee and northwest Georgia, the company provides lending, treasury management and capital markets services to small and mid-sized businesses. The company’s banking offices also provide mortgage, trust and other banking services to private and individual clients.
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This news release contains forward-looking statements, as defined by the federal securities laws, including statements regarding the anticipated timing and impact of Atlantic Capital’s sale of certain loans and deposits. Such statements are based on our current beliefs and expectations are inherently subject to risks and uncertainties, many of which are beyond our control.  Potential risks and uncertainties include, but are not limited to, the risk of not receiving required regulatory approvals and changes in local and national economic conditions.  Accordingly, actual results may differ materially from those in such forward-looking statements. Atlantic Capital does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact:
Anita Hill
Executive Vice President
Corporate Communications
Email: anita.hill@atlcapbank.com
Phone: 404.995.6050
Patrick Oakes
Executive Vice President
Chief Financial Officer
Email: Patrick.Oakes@atlcapbank.com
Phone: 404.995.6050